EXHIBIT 99

News Release

FOR RELEASE –– JANUARY 24, 2007

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

Houghton to Step Down as Corning’s Chairman of the Board

Weeks to be named new chairman

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) announced today that
James R. Houghton, 71, will step down as non-executive chairman of the board at the company’s annual shareholders meeting on April 26, 2007. He will continue serving as a member of the company’s board of directors.

Corning’s Board of Directors will name Wendell P. Weeks, 47, as chairman of the board. Weeks will continue as the company’s chief executive officer (CEO). Peter F. Volanakis, 51, will assume the role of president along with his responsibilities as chief operating officer. These actions were approved by the board today and will take effect at the company’s annual shareholder meeting in April.

Houghton has served Corning for more than 38 years, first retiring from the company in 1996. He returned as non-executive chairman in June 2001, and he was named chairman and chief executive officer by the board of directors in April 2002. He relinquished the CEO role in April 2005, at which time the board named Weeks president and CEO, and Volanakis chief operating officer. In May 2006, Houghton retired as an employee of the company for the second time but retained the role of non-executive chairman.

“Jamie Houghton has served this company admirably for more than three decades and all of the employees, shareholders and directors owe him a great deal of gratitude. He returned from six years of retirement to lead Corning out of one of the darkest periods of financial uncertainty in the company’s history,” James J. O’Connor, lead director, said. “As we look forward, the board is highly confident that Wendell, Peter and the entire Management Committee have the correct strategy in place to lead this company forward.”

Houghton said, “It has been a distinct pleasure to work hand-in-hand with such capable leaders as Wendell and Peter. Wendell Weeks and his management team led the company’s recovery and they have a sound strategy in place that I believe will benefit our employees and shareholders. Corning is in very capable hands.”

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Weeks joined Corning in 1983. He was appointed division vice president of the Telecommunications Products Division in July 1994 and deputy general manager in June 1995. He became vice president and general manager of the Telecommunications Products in 1996; was named senior vice president, Opto-Electronics in February 1998; and was appointed executive vice president, Optical Communications in January 1999. In January 2001, Weeks was named president of Corning Optical Communications and he was appointed the company’s president and chief operating officer in April 2002. In April 2005, Weeks became the company’s president and chief executive officer. He was named to the Corning Board of Directors in December 2000. He also serves on Merck & Co.’s Board of Directors.

Weeks graduated from Lehigh University with a bachelor’s degree and later attended Harvard Business School as a Baker Scholar, receiving a master’s degree.

Volanakis joined Corning in 1982 as a market development specialist in the company’s Optical Products Division. In 1991 he was named director of corporate marketing and was named general manager, Europe for the Environmental Products Division in 1992. In 1995 he became executive vice president, Siecor Corporation (a Siemens-Corning equity venture) and in October 1997 he was appointed senior vice president, Advanced Display Products. He was named executive vice president of the Display sector and Life Sciences division in January 1999. In January 2001, he became president of Corning Technologies and in April 2005 he was named the company’s chief operating officer. He was named to the Corning Board of Directors in December 2000. He also serves on the Dow Corning Corporation Board of Directors.

Volanakis graduated from Dartmouth College with a bachelor’s degree in economics and later received a master’s degree from the Tuck School at Dartmouth College.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially.  These risks and uncertainties include the possibility of changes in global economic and political conditions; currency fluctuations; product demand and industry capacity; competition; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; changes in the mix of sales between premium and non-premium products; new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and

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components performance issues; stock price fluctuations; and adverse litigation or regulatory developments.  Additional risk factors are identified in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events

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